Exhibit 99.1

                                  Press Release

     Multi-Link Telecommunications, Inc., a rapidly expanding provider of integrated voice messaging services, today announced that it had completed the purchase of One Touch Communications, Inc. One Touch, a privately held company, is an established provider of advanced voice messaging services to businesses in Raleigh, North Carolina. The combination provides for expansion on the eastern part of the US and is Multi-Link's first venture into the BellSouth operating territory.

     One Touch has been a provider of business messaging services since 1996, and has grown its commercial voice messaging subscriber base very profitably. Currently, it posts over 4,500 subscribers in the Raleigh-Durham area. Like Multi-Link, One Touch offers its services on the powerful Glenayre MVP platform, which will allow for the addition of many advanced, integrated messaging services in the future.

     Multi-Link acquired all of One Touch's assets for $1.1 million in cash and 246,718 restricted common shares. David Webster and Eric Beguelin, the shareholders of One Touch, have agreed to hold 123,359 shares of the restricted common stock until 12/31/2000, 61,680 until 6/30/2001 and the remaining 61,679 until 12/31/2001.

     The business combination will be managed to increase market penetration and to prepare for the introduction of Unified Messaging in 2000. Unified messaging allows subscribers to manage voice fax and e-mail messages in one central location, and to retrieve messages through whatever device is most convenient, regardless of the original form of the message. In addition to growth in the business messaging services market, in mid 2000 One Touch will begin providing residential messaging services sold through Multi-Link's national call center in Indianapolis IN.

     "One Touch has done an excellent job of developing the most advanced features of the Glenayre MVP," stated Shawn Stickle, President and Chief Operating Officer of Multi-Link Telecommunications, Inc. "We thought our 81% gross profit margins were exceptional, however, One Touch is the most efficient local business model we have in the Multi-Link group. They generate more revenue per MVP port than our other operating units, they have a lower cost per sale, a lower customer attrition rate, and a lower bad debt charge than any of our present business units. We except overall group performance to be enhanced as a result of implementing their 'best practices' across the other group companies."

     "We are delighted to be combining with Multi-Link," said David Webster, Chief Executive Officer of One Touch. "The combination of our business model and Multi-Link's capital and transactional expertise is exciting. We look forward to participating in the Company's rapid growth over the next two years."

     The acquisition of One Touch is the fourth acquisition completed by Multi-Link since it completed its initial public offering in May 1999. Other acquisitions include Bolder voice, Hellyer Communications and Cashtel.
Multi-Link now offers messaging service in Denver, Chicago, Detroit, Indianapolis and Raleigh-Durham, North Carolina.

     Multi-Link was recently added to the dbusiness.com list of "hot growth companies to watch."

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About Multi-Link Telecommunications, Inc.

     Denver-based, Multi-Link Telecommunications, Inc. is a provider of unified voice and data messaging services. Multi-Link's services link together local lines, mobile telephones, pagers and home phones to allow subscribers to have only one mailbox for all voice and fax messages. In addition, Multi-Link's "Constant touch" service calls all the subscriber's numbers simultaneously to locate the subscriber when a call is urgent. Founded in 1996, Multi-Link is in the process of consolidating the fragmented voice messaging services industry in the United States. Multi-Link has completed four acquisitions since its IPO in May 1999.

Safe Harbor Provisions

     Information and statements in this report, other than historical information, should be considered forward looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the availability of future acquisitions, the effects of regional economic and market conditions, increases in marketing and sales costs, intensity of competition, cost of technology, the availability of financing, and the Company's ability to manage its growth.